Exhibit 99.1
NewsRelease

Teledyne Continental Motors Issues
Voluntary Product Recall
THOUSAND OAKS, Calif. — February 12, 2009 — Teledyne Technologies Incorporated (NYSE:TDY) announced today that its subsidiary, Teledyne Continental Motors, Inc. (TCM), is issuing a voluntary recall of certain aircraft piston engine cylinders produced since November 2007. The company will take a pretax charge of approximately $18 million during the first quarter to cover estimated costs related to the recall and replacement of affected cylinders.
“As part of our commitment to safety and in cooperation with the Federal Aviation Administration, we are issuing this voluntary recall,” said Robert Mehrabian, chairman, president and chief executive officer. “Thus far, cracks in cylinder head castings have only been identified in 36 cylinders on engines exceeding 400 hours of use. Nonetheless, as a precautionary measure, approximately 9,600 fielded cylinders will be replaced. New cylinders will be provided at no cost to the affected customers.”
Aircraft piston engine cylinders affected by this recall were cast on a specific production tool and shipped since November 2007. Head castings from such cylinders may be subject to developing cracks at the top of the cylinder head near the fuel injector and spark plug bosses. TCM has simultaneously issued a Federal Aviation Administration approved Mandatory Service Bulletin (MSB09-1) regarding the identification and replacement of these cylinders.
TCM has established dedicated service numbers, 888-200-7565 (U.S) or 251-436-8665 (International), staffed by trained service technicians and a web-based inquiry management center (via www.tcmlink.com/cylinders) so that customers can learn if their engine is affected and the steps to take in order to comply with this service bulletin.
Teledyne Technologies is a leading provider of sophisticated electronic subsystems, instrumentation and communication products, engineered systems, aerospace engines, and energy and power generation systems. Teledyne Technologies’ operations are primarily located in the United States, the United Kingdom and Mexico. For more information, visit Teledyne Technologies’ website at www.teledyne.com.
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to the voluntary recall. Actual results could differ materially from these forward-looking statements, as cylinder replacements proceed. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2007 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. The company assumes no duty to update forward-looking statements.

Investor Contact:	Jason VanWees (805) 373-4542

Press Contact:	Robyn McGowan (805) 373-4540